May 24, 2010

Michael Schlehr

Re:  Separation Agreement

Dear Mike:

This letter will summarize the agreement between you and IEC Electronics Corp. (the “IEC” or “Company”) with respect to all issues relating to your cessation of employment with the Company.  This letter supersedes the severance arrangements set forth in your original letter of employment.

1)
General.  The intent of this letter agreement is to mutually, amicably and finally resolve all issues and claims surrounding the employment relationship between you and IEC, and the termination of that relationship effective May 28, 2010.

2)	Separation Pay:

a)	Salary Continuation Payments and Other Consideration. IEC will provide to you the following amounts and benefits in consideration of the agreements contained herein.

b)
Salary.  In accordance with your Offer letter dated January 11, 2008 the Company will provide you with severance payments for a period of six (6) months.  If at any time between the date severance payments begin and during the severance period you receive compensation for services rendered in any capacity all such guaranteed compensation shall be offset against the severance due from the Company You agree to promptly notify the Company of all such compensation.  Compensation received per the Consulting Agreement (Appendix A) will not IEC will be considered as compensation under this agreement.  The Company will continue to provide you with medical insurance during the severance period upon the same terms and conditions as immediately prior to termination of employment, subject to any changes to IEC’s coverage generally provided to IEC’s employees.  Such coverage shall continue until the earlier of (1) the expiration of the Severance Payment Period, or (2) you become eligible for medical coverage through another employer.

c)
Consulting Agreement (Appendix A).  The Company agrees to pay you $100,000 for duties as an Independent Consultant, subject to the provisions contained in the Independent Consulting Agreement.  The Consulting Agreement will be for a period of six months following your last date of employment.

i)
The Company will allow you to retain permanently your laptop, provided you agree that after the consulting period all company information is destroyed.  The Company requests confirmation that the information has been destroyed.

ii)	The consulting agreement and payment is contingent upon receipt of a fully executed copy of the Separation Agreement and your full cooperation as determined solely by the Company.

d)
Other Benefits.  Except as specifically provided in this Agreement, all other employee benefits shall be discontinued as of May 28, 2010, and except as specifically provided in this Agreement, you shall not be entitled to any other compensation, bonuses or perquisites from IEC.  In addition, IEC will not contest any claim for unemployment benefits.

3)
Stock Options/Restricted Stock.  You have been granted incentive stock options that as of the date of this agreement are not vested, which by their terms will be forfeited upon your termination.  You have been granted Restricted Stock, which by their terms will forfeit upon your termination.

4)
Release.  You agree not to disparage IEC in any manner and not to disclose any confidential information or trade secrets, which you learned while employed by IEC.  You agree that the terms set forth in this letter agreement are in full satisfaction of all obligations IEC may have to you.  In return for the consideration set forth above, you agree irrevocably and unconditionally to release IEC and any related companies, and all their predecessors, successors, employees, officers, directors, stockholders, representatives, assigns, agents, insurers, and employee benefit programs and the trustees, administrators, fiduciaries and insurers of such programs from any and all claims, demands, and liabilities whatsoever you may have, or claim to have, arising out of any act or omission which occurred prior to the date you sign this agreement, including any attorneys’ fees.  This includes a release of any rights or claims you may have under the Age Discrimination in Employment Act, Older Workers’ Benefit Protection Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, The Americans with Disabilities Act, New York State Human Rights Law, New York Labor Laws or any other federal, state, or local laws or regulations which prohibit employment discrimination, restrict any employer’s right to terminate employees or otherwise regulate employment.  This also includes a release by you of any claims for breach of contract, wrongful discharge, and all claims for alleged physical or personal injury, emotional distress relating to or arising out of your employment with IEC or the termination of that employment, and all claims under the Employee Retirement Income Security Act.  In return for this severance package being accorded to you under this agreement, it is your intent to provide IEC the broadest release of claims and liabilities that may be provided by law.  This agreement shall not be construed as an admission by IEC that it has acted wrongfully with respect to your employment or termination from employment.  This release shall not be affected by the full or partial invalidity of any other provision of this agreement.  In the event you bring a claim which is determined to be covered by the terms of this release, you will be required to reimburse the defending parties for their reasonable attorneys’ fees in connection with the defense of such claims.  The only exceptions to this paragraph are suits brought solely to test the validity of the release and waiver herein and/or suits brought to enforce the terms of this Agreement, and nothing in this Agreement shall be construed to prohibit you from participating in any Equal Employment Opportunity (“EEOC”)/State Division of Human Rights investigation or proceeding and/or from filing a charge with the EEOC, to the extent such a right is protected by law.  You acknowledge that you shall not be entitled to any legal or equitable relief (including, but not limited to, monetary relief) from any such suit or EEOC proceeding or charge.

5)
Indemnification:  The Company agrees to indemnify and hold you harmless from any and all liability, loss, suits, claims, damages, costs, judgments and expenses (including attorney’s fees and costs of litigation) which in whole or in part result from, or arise out of, or are claimed to result from or to arise out of any acts, errors or omissions in connection with the performance of your duties under this Agreement, provided that any such acts, errors or omissions are not willful or negligent.  If a claim by a third party is made or threatened against you, and if you intend to seek indemnity, you shall notify the company in writing of such claim within ten (10) days of notice of such claim.  The Company, at its sole option, shall have the authority to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and Consultant shall cooperate with it in connection therewith.  You shall not, without the prior written consent of the Company, settle or compromise any claim or consent to the entry of any judgment.  In addition, the Company will immediately begin proceedings to remove your name from any licenses or contracts that may cause rise to any liability or claims as indicated in the foregoing paragraph.

6)
You acknowledge that the Company advised you that you had twenty-one (21) days in which to consider whether you should sign this Release; and advised you that if you signed this Release, you would be given seven (7) days following the date in which you signed the Release to revoke it, and that the Release would not be effective until after this seven (7) day period had lapsed.

7)
Full Satisfaction.  You agree that the benefits provided in this separation agreement are in full satisfaction of any and all obligations of IEC. You also agree that the benefits received under this agreement are in excess of what you would otherwise be entitled to.  Any breach by you of the provisions of this agreement will permit IEC to discontinue any benefits under this agreement and seek recovery of any such benefits previously paid, without any effect on the full release of claims provided under this agreement.

8)
Nondisclosure Statement.   You agree not to disclose any information regarding the substance of this agreement and the circumstances of the separation of service to anyone, except as required by law, or a spouse, medical professional, counselor, or to an attorney or accountant with whom you choose to consult regarding consideration of this agreement.  You also specifically agree not to initiate contact with any IEC customers or have discussions with any third parties regarding the details of your separation or this agreement. Any violation of this confidentiality provision will entitle IEC to recover any benefits paid to you, stop future payments and benefits under this agreement, plus reasonable attorney’s fees incurred in obtaining a court order enjoining such disclosures.  IEC agrees not to disclose any information regarding the substance of this agreement and the circumstances of the separation of service to anyone, except as required by law or in a legal proceeding, or to a professional retained by it.

9)
Entire Agreement. This agreement constitutes and contains the entire agreement and understanding concerning your employment, separation from employment, and the other subject matters addressed herein between the parties and supersedes and replaces all prior negotiations and prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

10)
Acknowledgment.  This letter agreement is the entire agreement between you and IEC with respect to your termination of employment with IEC.  You acknowledge and agree that you have been advised of your right to seek the advice of an attorney, that you fully understand the terms of this agreement, that you are not executing this agreement in reliance on any promises, representations, or inducements other than those contained herein; that you have entered into this agreement knowingly, voluntarily, and without threat, coercion, or duress.

PLEASE READ THIS AGREEMENT CAREFULLY, IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Very truly yours,

IEC ELECTRONICS Corp.

/s/ Tina DeVey
Tina DeVey
Director of Human Resources

I hereby accept and agree to the foregoing terms and conditions for my termination of employment with IEC Electronics Corp.

Dated: June 9, 2010

/s/ Michael Schlehr
Michael Schlehr

APPENDIX A

INDEPENDENT CONSULTING AGREEMENT

This agreement is entered into and shall become effective on the 24th day of May, between IEC Electronics Corp. (“the Company”) and Michael Schlehr (“the Consultant”).

1.	Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an Independent Consultant to perform services in connection with the support of IEC Electronics.

2.	Term of Contract: Unless terminated earlier as provided in this Agreement, this Agreement expires on November 26, 2010.

3.	Compensation: Conditioned upon the full cooperation of consultant as determined solely in the discretion of the Company:

a.	Consultant will be paid a fixed fee of $100,000 payable in two installments.
i.	$25, 000 to be paid upon the filing of the 10Q for fiscal Q3
ii.	$75,000 available to be paid after November 26, 2010, date to be determined by Mr. Schlehr.

4.
Duties:  Consultant will act as an independent consultant to assist in management consultations and the transition of Ms. Susan Topel-Semak into the organization.    Consultations when required will be either in person or by phone.

In addition to the above, Consultant also agrees to with the following:
a.	Support the finance department with the completion of the 10Q for quarter ending June 25, 2010.
b.	Support the Company with the completion and filing of the 10K for fiscal year end 2010.
c.	Support the Company with Crane working capital reconciliation issues and any resulting legal issues.
d.	Not to solicit for employment, or advise or recommend to any other person that they solicit for employment any senior executive, key manager or member of IEC or its affiliates.

5.
Confidentiality:  Consultant acknowledges and agrees that Consultant will be exposed to Confidential Information, knowledge or data and Consultant further acknowledges and agrees that such Confidential Information, knowledge or data is proprietary to and a valuable trade secret of the Company and that any disclosure or unauthorized use thereof will cause irreparable harm and loss to the Company.  Consultant agrees that Consultant will not, directly or indirectly, disclose or authorize anyone else to disclose or use or make known for Consultant’s or another’s benefit any Confidential Information, knowledge or data of the Company whether or not patentable or copyrightable, in any way acquired by Consultant.  For purposes of this provision, Confidential information shall include, without limitation, plans, procedures, products, processes, trade secrets, software programs, formulas, inventions, improvements, techniques, data, know-how, strategies, financial data, client names, customer lists, files, lists of suppliers, price lists, and other information with respect to the Company’s business or received from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information or with respect to its suppliers, clients or potential clients, whether prepared by me or others.

6.	Termination: The Company or the Consultant may terminate this Agreement at any time.

7.
Independent Consultant:  This Agreement shall not render the Consultant an employee, partner, agent of or joint venture with the Company for any purpose.  The Consultant is and will remain an independent Consultant in his relationship to the Company.  The Company shall be not responsible for withholding taxes with respect to the Consultant’s compensation hereunder and shall be issued a Form 1099.  The Consultant represents and warrants that the Consultant shall pay in a timely manner all federal and state income taxes and FICA in connection with the compensation the Consultant receives from the Company, and shall indemnify and hold the Company harmless from any liability, loss, or costs arising out of (1) a breach of this warranty, or (2) a determination by any government agency that the Consultant is an employee rather than an independent Consultant of the Company.  The Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, worker’s compensation, health or disability benefits, or employee benefits of any kind.

8.	Modification or Amendment: No amendment, change or modification of the Agreement shall be valid unless in writing signed by the parties hereto.

9.
Entire Understanding:  This Agreement constitutes the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled and are of no further force and effect.

10.
Indemnification:  The Company agrees to indemnify and hold harmless the Consultant from any and all liability, loss, suits, claims, damages, costs, judgments and expenses (including attorney’s fees and costs of litigation) which in whole or in part result from, or arise out of, or are claimed to result from or to arise out of any acts, errors or omissions of the Consultant in connection with the performance of Consultant’s duties under this Agreement, provided that any such acts, errors or omissions are not willful or negligent.  If a claim by a third party is made or threatened against Consultant, and if Consultant intends to seek indemnity, Consultant shall notify the company in writing of such claim within ten (10) days of notice of such claim.  The Company, at its sole option, shall have the authority to undertake; conduct and control, through counsel of its own choosing and at its expense, the settlement or defense of the claim, and Consultant shall cooperate with it in connection therewith.  The Consultant shall not, without the prior written consent of the Company, settle or compromise any claim or consent to the entry of any judgment.

11.
Governing Law and Venue.  This Agreement shall be construed and enforced in accordance with the laws of New York State.  Any action or proceeding brought by either party against the other arising out of or related to the Agreement shall be brought only in a state court of competent jurisdiction located in the county of Wayne, New York, or the Federal District Court for the Western District of New York located in Monroe County, and the parties hereby consent to the personal jurisdiction of said courts.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

IEC Electronics Corp.

By:	/s/ Tina DeVey	By:	/s/ Michael Schlehr
	Tina DeVey, Director of Human Resources		Michael Schlehr

June 9, 2010	June 9, 2010
Date	Date